UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2011

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place
Bowie, Maryland	20716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-430-2544

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____         Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

____         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 3, 2011, Old Line Bank, a wholly owned subsidiary of Old Line Bancshares, Inc., entered into an agreement of lease (“Lease”) with MILLBANK PARTNERS-RIVA LIMITED PARTERNSHIP (“Millbank Partners”) to lease 3,682 square feet of space on the 1st floor of an office building, plus the area comprising the drive-thru banking facilities located at 2530 Riva Road, Annapolis, Maryland 21401.

Old Line Bank plans to move its Annapolis branch currently located at 167 Jennifer Road, Suite U, Annapolis, Maryland 21401 to this facility located at 2530 Riva Road.  The following outlines the terms of the Lease Agreement:

(a) Fixed Basic Rent

Time Period	Approximate Per Rentable Square Foot Rate*	Annual Base Rent	Monthly Base Rent
1/1/11 – 7/31/11	-0-	-0-	-0-
8/1/11 – 7/31/12**	$30.00	$110,460.00	$9,205.00
8/1/12 – 7/31/13	$35.00	$128,870.00	$10,739.17
8/1/13 – 7/31/14	$36.05	$132,736.10	$11,061.34
8/1/14 – 7/31/15	$37.13	$136,712.66	$11,392.72
8/1/15 – 7/31/16	$38.24	$140,799.68	$11,733.31
8/1/16 – 7/31/17	$39.39	$145,033.98	$12,086.17
8/1/17 – 7/31/18	$40.57	$149,378.74	$12,448.23
8/1/18 – 7/31/19	$41.79	$153,870.78	$12,822.57
8/1/19 – 7/31/20	$43.04	$158,473.28	$13,206.11
8/1/20 – 7/31/21	$44.33	$163,223.06	$13,601.92
*Base Rent is charged on the 3,682 rentable square feet of the premises; there is no base rent charged for the drive-thru banking facilities.
**Old Line Bank’s obligation to pay base rent and additional rent for operating expenses and real estate taxes does not commence until August 1, 2011.

(b) Additional Rent	Proportionate share (approximately 8.88%) of the building’s operating expenses, insurance, utility costs, energy costs and real estate taxes.

(c) Lease Term and Commencement Date	The lease has an initial term of one hundred twenty-seven (127) months commencing January 1, 2011.

(d) Renewal Terms	Old Line Bank has the right to extend the term of the lease for two additional five-year lease terms.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

10.45	Agreement of Lease by and between Millbank Partners-Riva Limited Partnership a Virginia limited partnership (Landlord) and Old Line Bank a Maryland banking corporation (Tenant).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date: January 4, 2011	By: /s/Christine M. Rush
Christine M. Rush, Chief Financial Officer